Exhibit 99.2

CUSTOMER QUESTIONS & ANSWERS

SUMMARY

Graystone Bank President and CEO Andrew Samuel and First National Bank of Greencastle President and CEO Jeffrey B. Shank announced on Thursday, November 13, 2008, that their parent companies, Graystone Financial Corp. and Tower Bancorp, Inc. will be joining together in a partnership.

The key leadership team at closing will include the following:

• Andrew Samuel, president and CEO of Tower Bancorp, Inc.

• Jeffrey Renninger, EVP, COO of Tower Bancorp, Inc.

• Kermit Hicks, Chairman of Tower Bancorp, Inc.

• Jeffrey Shank, EVP of Tower Bancorp, Inc., president and CEO of Tower Bank, a division of Graystone Tower Bank

• Frank Klink, SVP of Tower Bank, a division of Graystone Tower Bank

• Janak Amin, EVP of Tower Bancorp, Inc., president and CEO of Graystone Bank, a division of Graystone Tower Bank

• Mark Merrill, EVP, CFO of Tower Bancorp, Inc.

As part of this partnership, Tower Bancorp, Inc. will remain as the holding company under which the Graystone Tower Bank divisions will operate.

This partnership plays to the strengths of both institutions. The community-based banks will continue operating under their respective brands and will deliver the same high-level of services and products to their customers. Exhibiting core company values and cultures that complement each other, the partnership is a win-win for employees, customers, shareholders, and the community.

Graystone Bank was founded in 2005 and serves Centre, Cumberland, Dauphin, Lancaster, Lebanon, and York counties in Pennsylvania, with nine convenient branch locations. Graystone offers a full range of checking, savings, and loan products to retail, business, and not-for-profit customers. Recognized with the 1st place award among the 2007 Best Places to Work in Pennsylvania, the core of the Bank’s strategy is based on local, relationship-oriented bankers who have a passion for supporting each other, their customers and the communities they serve.

A true hometown bank with an independent spirit, the First National Bank of Greencastle has 144 years of history in the Commonwealth of Pennsylvania. Founded in 1864, First National Bank of Greencastle currently operates 16 branch offices in three counties, including Franklin and Fulton counties in Pennsylvania and Washington County in Maryland. The bank offers a variety of products and service to retail and business customers, including wealth management services. Tower Bancorp, Inc. is the publicly traded holding company for First National Bank of Greencastle.

The two franchises will represent a total of 25 branch locations distributed through nine counties in two states, including Centre, Cumberland, Dauphin, Franklin, Fulton, Lancaster, Lebanon and York counties in Pennsylvania and Washington County in Maryland. The joining institutions will have a combined asset total of more than $1.2 billion.

Pending the customary conditions and shareholder and regulatory approvals, the closed partnership will take effect in early 2009.

QUESTIONS ANd ANSWERS

Will the account numbers, products, and/or services for customers change?

There are no planned, immediate changes to any products or services currently offered at Graystone Bank or First National Bank of Greencastle, and account numbers are not expected to change. The evaluation period after the transaction closes will be used as a time to assess and determine if the needs of all customers are being met through the combined products and services offered.

Will there be any branch office changes?

One of the important elements of this partnership is that there are no overlapping markets and branches; therefore, no branch closings are planned. Both community-based institutions will continue operating under their established brands and customers will receive the same high-level of services and products from the familiar faces at their existing locations. The only visible transition will be the operation of current Graystone Bank branches as “Graystone Bank, a division of Graystone Tower Bank” and the operation of current First National Bank of Greencastle branches as “Tower Bank, a division of Graystone Tower Bank.”

What will happen to my Graystone Financial Corp. and/or Tower Bancorp, Inc. stock?

Upon completion of the partnership, all shares of Graystone Financial Corp. stock will be exchanged for shares of Tower Bancorp, Inc. stock (OTCBB: TOBC). Shares of Tower Bancorp, Inc. stock will remain unchanged.

Where can I learn more about First National Bank of Greencastle, Tower Bancorp, Inc., Graystone Bank, and Graystone Financial Corp.?

If you are interested in finding out more information about our financial institutions, please visit the websites at www.graystonebank.com (Graystone Bank and Graystone Financial Corp.), and www.fnbgc.com (First National Bank of Greencastleand Tower Bancorp, Inc.).

If I have some additional questions, can I speak with a banking representative?

We understand that person-to-person conversations are often preferable. If you are a customer of First National Bank of Greencastle, please contact Jeffrey Shank at 717.597.2137. If you are a customer of Graystone Bank, you may contact Andrew Samuel in the Harrisburg office at 717.724.2800.

We look forward to serving you and welcoming you to our growing family!

Tower Bancorp, Inc. (OTCBB: TOBC)	Graystone Financial Corp.
First National Bank of Greencastle	Graystone Bank
www.fnbgc.com	www.graystonebank.com
1-866-597-2137	1-866-GRAYSTONE